Collective Brands Reports Fourth Quarter, Full Year Financial Results

TOPEKA, KS -- 03/11/2008 -- Collective Brands, Inc. (NYSE: PSS) today reported financial results for the fourth quarter and fiscal year 2007 ended February 2, 2008. Collective Brands' fourth quarter 2007 net sales were $776.8 million, up 12.1% compared to the 14-week fourth quarter of 2006, as a result of the acquisition of Stride Rite. Net sales were up 18.4% after adjusting for a comparable 13-week period. The fourth quarter 2007 net loss was $46.6 million, or $0.73 per diluted share. Excluding the impact of purchase accounting(1), the net loss was $19.7 million, or $0.31 per diluted share. Fourth quarter 2007 results included:

--  Purchase accounting expense of $29.0 million pre-tax or $0.42 per diluted share, resulting from the flow through of inventory recorded at fair value as well as incremental depreciation and amortization of certain other assets purchased in the August 2007 acquisition of Stride Rite.

--  Incremental interest expense of $14.2 million pre-tax, or $0.14 per diluted share, on the debt incurred to finance the acquisition of Stride
    Rite.

--  The effect of repurchasing 1.8 million shares or 2.6% of the Company's outstanding shares.

In the fourth quarter of 2006 (a 14-week quarter compared to a 13-week quarter in 2007), the Company had net earnings of $24.6 million or $0.37 per diluted share which included a tax benefit of $14.3 million, or $0.22 per diluted share, related primarily to the closing of income tax audits in various jurisdictions. In addition, the extra week in 2006 represented sales of $36.4 million.

For the full year 2007, Collective Brands sales were $3.04 billion, up 8.5% versus the prior year due to the addition of Stride Rite. Comparable store sales(2) (which include only Payless results) declined 1.9% in 2007 on a comparable calendar basis. Net earnings for 2007 were $42.7 million, or $0.65 per diluted share, compared to 2006 net earnings of $122.0 million, or $1.82 per diluted share. Excluding the impact of purchase accounting(1), net earnings for 2007 were $77.4 million, or $1.18 per diluted share.

Collective Brands' fourth quarter 2007 net sales were $776.8 million. Net sales for Payless and Stride Rite were $611.6 million and $165.2 million, respectively, for the fourth quarter of 2007. Comparable store sales declined 6.8% on a comparable calendar basis. Comparable store sales were affected primarily by lower traffic as a result of a slowdown in consumer spending linked to the economic environment. Collective Brands recorded higher fourth quarter 2007 sales in three out of its four reporting segments compared to the fourth quarter of 2006. Payless International sales were $117.3 million, up 3.0%. Stride Rite Retail sales(3) were $45.1 million, up 2.0%. Stride Rite Wholesale sales(3) were $120.1 million, up 6.3%. Payless Domestic sales were $494.3 million, which was down versus the prior year period.

"The results in the fourth quarter of 2007 reflected a difficult domestic economic environment," said Matthew E. Rubel, Chief Executive Officer and President. "In response to this, we have been prudently adjusting inventory and expenses. Our inventory levels are below last year at Payless and we are prepared with fresh product for the spring season."

Rubel continued, "The year 2007 was transformational for Collective Brands with the acquisitions of Stride Rite and Collective Licensing. Our diversified business model showed growth in three of its segments -- Payless International, Stride Rite Wholesale and Stride Rite Retail."

The gross margin rate for the fourth quarter of 2007 was 27.6%; excluding the impact of $29.0 million of purchase accounting(1), the gross margin rate was 31.3%. The Payless merchandise margin rate increased again in the fourth quarter of 2007 compared to the same period last year reflecting the successful execution of the Company's strategies to achieve higher average unit retail prices and increase direct sourcing of Payless products. Year-end 2007 aged inventory was lower than the prior three-year average of aged inventory, reflecting a clean inventory position and effective margin management. Collective Brands' fourth quarter 2007 gross margin rate declined from 33.9% last year due primarily to the de-leveraging of fixed costs such as rent and other occupancy costs as a result of lower sales, as well as higher distribution center expenses.

Selling, general and administrative (SG&A) expenses were 32.0% of sales in the fourth quarter of 2007 versus 31.6% in the prior year period, an increase of 40 basis points. Contributing to the higher rate was approximately $3.3 million of acquisition-related expenses (or 40 basis points) and de-leveraging of expenses due to lower comparable store sales. The Company was able to offset the impact of lower sales volume by taking action to reduce incentive compensation, other payroll costs, and certain other operating expenses to control SG&A. SG&A expenses were $248.9 million in the fourth quarter of 2007, up $29.8 million versus the prior year period due to the addition of Stride Rite.

Net interest expense in the fourth quarter of 2007 was $16.2 million compared to net interest income of $2.1 million in the same period last year. The change was due to the use of cash and short-term investments and increase in borrowings to fund the acquisitions of Stride Rite and Collective Licensing.

The fourth quarter 2007 income tax benefit was $7.8 million compared to an income tax benefit of $10.2 million in the fourth quarter of 2006. The full year 2007 effective tax rate was 14.6% resulting in a fourth quarter effective tax rate of 15.3%. The full year 2007 tax rate was impacted primarily by the reduction in annual pre-tax earnings in high-tax jurisdictions, due largely to purchase accounting and higher interest expense, offset by higher pre-tax earnings in relatively low-tax jurisdictions.

Collective Brands ended 2007 with $232.5 million in cash and short-term investments compared to $461.4 million at the end of 2006. Total debt in 2007 was $922.3 million up from $202.1 million in the prior year. Both the reduction in cash and short-term investments and the increase in debt were due primarily to the acquisitions of Stride Rite and Collective Licensing, as well as the repurchase of company stock. Net debt at the end of 2007 was $689.8 million.

Collective Brands inventory was $470.1 million at the end of 2007, up $108.2 million compared to 2006 due primarily to the addition of Stride Rite inventory. Payless in-store inventory at the end of 2007 was down 7% versus the prior year end.

Capital expenditures for 2007 totaled $167.4 million versus $118.6 million in 2006. The increase was due primarily to increased investments in the Company's supply chain and stores. During fourth quarter 2007, Collective Brands added 18 new stores (12 Payless and 6 Stride Rite), closed 17 stores (14 Payless and 3 Stride Rite), and relocated 16 Payless stores.

                              4th Quarter     3rd Quarter     4th Quarter
Retail Store Counts              2007            2007            2006
                            --------------- --------------- ---------------
Payless ShoeSource                    4,552           4,554           4,572
Stride Rite                             340             337             322
Total Stores                          4,892           4,891           4,894

Note: The Stride Rite stores in 4th quarter 2006 are not included in Collective Brands store counts because Collective Brands did not own these stores at the time.

The Company repurchased 1.8 million shares for $27.0 million and 2.4 million shares for $47.0 million under its stock repurchase program during the fourth quarter and full year 2007, respectively.

Outlook for Collective Brands

--  Collective Brands anticipates an operating profit from continuing operations growth rate in the mid-teens over time on a base of $192 million in adjusted operating profit from continuing operations(4) in fiscal year
    2007 excluding the impact of purchase accounting. Adjusted operating profit from continuing operations is the sum total of Payless and Stride Rite operating profit from continuing operations, as if Stride Rite were in
    Collective Brands results throughout 2007.  This long-term goal is predicated on low-single-digit comparable store sales growth.  In the next six-to-nine months, the company anticipates that comparable store sales growth may be below its long-term goal.  Collective Brands intends to mitigate the anticipated near-term sales environment with prudent inventory control and expense management, inclusive of occupancy costs.

--  During 2008, the pre-tax purchase accounting expense is anticipated to be approximately $22 million. The company anticipates approximately $9 million in the first quarter 2008, approximately $4 million of which is due to the flow through of inventory recorded at fair value. By the end of the first quarter of 2008, the flow through of inventory recorded at fair value is expected to be fully recognized in the income statement. Approximately
    $13 million of the pre-tax purchase accounting expense will be incurred ratably over the second, third and fourth quarters of 2008.

--  Excluding the impact of purchase accounting, the Stride Rite acquisition is expected to be accretive to earnings in 2008 as Stride
    Rite's operating earnings contribution including synergies is expected to exceed the incremental interest expense. Due to the impact of purchase accounting, the Stride Rite acquisition is not expected to be earnings per share accretive in 2008 on a GAAP basis.

--  Capital expenditures in 2008 are expected to total approximately $145 million.

--  The 2008 effective tax rate is expected to be approximately 30% on a
    GAAP basis excluding discrete events.

--  Depreciation and amortization in 2008 is expected to total approximately $145 million, due to greater investments in supply chain and stores in recent years as well as the 2007 acquisition of Stride Rite.

About Collective Brands and Forward-Looking Statements

Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Robeez, Saucony, and Sperry Top-Sider. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

This release contains forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, products, future store openings and closings, international expansion opportunities, possible strategic initiatives, new business concepts, capital expenditure plans, fashion trends, consumer spending patterns and similar matters. Statements including the words "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words and similar expressions are forward-looking statements. We note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our business include, but are not limited to, the following: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the suppliers and; changes in existing or potential duties, tariffs or quotas and the application thereof; changes in relationships between the United States and foreign countries as well as between foreign countries; changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom we source are located or in which we operate stores or otherwise do business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates; litigation including intellectual property and employment litigation; availability of suitable store locations on acceptable terms; the ability to terminate leases on acceptable terms; the ability to hire, train and retain associates; performance of other parties in strategic alliances; general economic, business and social conditions in the countries from which we source products, supplies or have or intend to open stores; performance of partners in joint ventures; the ability to comply with local laws in foreign countries; threats or acts of terrorism or war; strikes, work stoppages and/or slowdowns by unions that play a significant role in the manufacture, distribution or sale of product; congestion at major ocean ports; changes in commodity prices such as oil; and changes in the value of the dollar relative to the Chinese Yuan and other currencies. See also "Risk Factors" in the Company's Form 10-K for the year ended February 3, 2007 and the Company Form 10-Q for the quarter ended November 3, 2008. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We do not undertake any obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The unaudited condensed consolidated statements of earnings (loss), balance sheets and statements of cash flows have been prepared in accordance with the company's accounting policies as described in the Company's 2006 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification and adjustments and should be read in conjunction with the 2006 Annual Report to Shareowners. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

(1) This release contains certain non-GAAP financial measures. In particular, Collective Brands provides historic diluted earnings per share, net loss, and gross margin excluding the impact of purchase accounting, which are non-GAAP financial measures. These measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help understand underlying performance trends in Collective Brands business and provide useful information to both management and investors by excluding certain items that are not indicative of Collective Brands core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Please see the reconciliations of the non-GAAP financial measures for the quarter and year-end.

(2) As described in Collective Brands' 2006 Form 10-K, comparable store sales include Payless stores in the United States, Canada, Puerto Rico, Guam, and Saipan. Latin America is excluded.

(3) Stride Rite sales from fourth quarter 2006 are not included in Collective Brands reported results; the percentage change is compared to sales for the same period in 2006.

(4) Adjusted operating profit from continuing operations is a non-GAAP financial measure. Management believes the use of this measure is important because it provides a base from which to model future operating profit.

                          COLLECTIVE BRANDS, INC.
                CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
                                (UNAUDITED)

(Dollars and shares in
 millions, except per share     13 Weeks   14 Weeks   52 Weeks   53 Weeks
 data)                            Ended      Ended      Ended      Ended
                                ---------  ---------  ---------  ---------
                                February   February   February   February
                                    2,         3,         2,         3,
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------

Net sales                       $   776.8  $   692.7  $ 3,035.4  $ 2,796.7

Cost of sales                       562.6      458.1    2,044.5    1,821.0

                                ---------  ---------  ---------  ---------
Gross margin                        214.2      234.6      990.9      975.7

Selling, general and
 administrative expenses            248.9      219.1      899.4      808.5

Restructuring charges                   -        0.1        0.2        0.8

                                ---------  ---------  ---------  ---------
Operating profit (loss) from
 continuing operations              (34.7)      15.4       91.3      166.4

Interest expense                     19.0        5.0       46.7       19.2

Interest income                      (2.8)      (7.1)     (14.4)     (22.7)

                                ---------  ---------  ---------  ---------
Earnings (loss) from continuing
 operations before income
 taxes and minority interest        (50.9)      17.5       59.0      169.9

(Benefit)/provision for income
 taxes                               (7.8)     (10.2)       8.6       39.9

                                ---------  ---------  ---------  ---------
Earnings (loss) from continuing
 operations before minority
 interest                           (43.1)      27.7       50.4      130.0

Minority interest, net of
 income taxes                        (3.5)      (2.7)      (7.7)      (4.6)

                                ---------  ---------  ---------  ---------
Net earnings (loss) from
 continuing operations              (46.6)      25.0       42.7      125.4

Loss from discontinued
 operations, net of income
 taxes and minority interest            -       (0.4)         -       (3.4)
                                ---------  ---------  ---------  ---------
Net earnings (loss)             $   (46.6) $    24.6  $    42.7  $   122.0
                                =========  =========  =========  =========

Basic earnings (loss) per
 share:
     Earnings (loss) from
      continuing operations     $   (0.73) $    0.38  $    0.66  $    1.90
     Loss from discontinued
      operations                        -          -          -      (0.05)
                                ---------  ---------  ---------  ---------
Basic earnings (loss) per share $   (0.73) $    0.38  $    0.66  $    1.85
                                =========  =========  =========  =========

Diluted earnings (loss) per
 share:
     Earnings (loss) from
      continuing operations     $   (0.73) $    0.38  $    0.65  $    1.87
     Loss from discontinued
      operations                        -      (0.01)         -      (0.05)
                                ---------  ---------  ---------  ---------
Diluted earnings (loss) per
 share                          $   (0.73) $    0.37  $    0.65  $    1.82
                                =========  =========  =========  =========

Basic weighted average shares
 outstanding                         64.2       65.2       64.5       65.9

Diluted weighted average shares
 outstanding                         64.2       66.4       65.4       67.0

                          COLLECTIVE BRANDS, INC.
                        CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)

                                                  FEBRUARY 2,  FEBRUARY 3,
(dollars in millions)                                 2008         2007
                                                  -----------  -----------

ASSETS:

Current assets:
    Cash and cash equivalents                     $     232.5  $     371.4
    Short-term investments                                  -         90.0
    Restricted cash                                         -          2.0
    Accounts receivable, net                             86.1          3.8
    Inventories                                         470.1        361.9
    Prepaid expenses                                     93.4         46.5
    Current deferred income taxes                        23.8         15.6
    Other current assets                                 31.5         14.3
    Current assets of discontinued operations             0.8          1.1
                                                  -----------  -----------
Total current assets                                    938.2        906.6

Property and Equipment:
    Land                                                  9.3          6.6
    Property, buildings and equipment                 1,440.1      1,245.1
    Accumulated depreciation                           (898.4)      (830.5)
                                                  -----------  -----------
    Property and equipment, net                         551.0        421.2

Intangible assets, net                                  559.5         39.6

Goodwill                                                321.0          5.9

Deferred income taxes                                     1.5         37.7

Other assets                                             44.0         16.4
                                                  -----------  -----------

TOTAL ASSETS                                      $   2,415.2  $   1,427.4
                                                  ===========  ===========

LIABILITIES AND EQUITY:

Current liabilities:
    Current maturities of long-term debt          $       7.4  $       0.4
    Notes payable                                           -          2.0
    Accounts payable                                    200.9        185.6
    Accrued expenses                                    203.5        190.2
    Current liabilities of discontinued
     operations                                           1.3          2.1
                                                  -----------  -----------
Total current liabilities                               413.1        380.3

Long-term debt                                          914.9        201.7
Other liabilities                                       254.2        132.4
Deferred income taxes                                   112.9          0.2
Minority interest                                        17.2         12.7

Shareowners' Equity
    Preferred Stock                                         -            -
    Common Stock                                          0.9          0.9
    Treasury Stock                                       (0.2)        (0.2)

Additional paid-in-capital                                  -          0.7
Retained Earnings                                       708.1        698.1
Accumulated OCI, net of income taxes                     (5.9)         0.6

Total shareowners' equity                               702.9        700.1
                                                  -----------  -----------

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY         $   2,415.2  $   1,427.4
                                                  ===========  ===========

                         COLLECTIVE BRANDS, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)

                                                    Year       Year
                                                    Ended      ended
                                                   February   February
                                                       2,         3,
(dollars in millions)                                2008       2007
                                                   ---------  ---------
OPERATING ACTIVITIES:
Net earnings                                       $    42.7  $   122.0
  Loss from discontinued operations, net of income
   taxes and minority interest                             -        3.4
                                                   ---------  ---------
Adjustments for non-cash items included in net
 earnings:
        Loss on impairment and disposal of assets        7.2       10.3
        Depreciation and amortization                  117.3       89.6
        Provision for losses on accounts
         receivable                                      1.5          -
        Share-based compensation expense                14.6       12.2
        Deferred income taxes                          (25.1)       9.1
        Minority interest, net of income taxes           7.7        4.6
        Income tax benefit from share-based
         compensation                                    2.6        8.6
        Excess tax benefits from share-based
         compensation                                   (2.4)      (8.0)
        Interest income on held-to-maturity
         investments                                    (0.6)      (3.6)
Changes in working capital:
        Accounts receivable                             12.7          -
        Inventories                                     80.6      (29.8)
        Prepaid expenses and other current assets      (23.5)      (9.0)
        Accounts payable                               (42.0)      15.6
        Accrued expenses                               (30.7)       5.7
Other assets and liabilities, net                       31.5        3.0
Contributions to pension plans                          (0.8)         -
Net cash used in discontinued operations                (0.5)      (4.0)
                                                   ---------  ---------

Cash flow provided by operating activities             192.8      229.7
                                                   ---------  ---------

INVESTING ACTIVITIES:
Capital expenditures                                  (167.4)    (118.6)
Restricted cash                                          2.0          -
Proceeds from the sale of property and equipment         2.9        4.6
Intangible asset additions                              (0.6)     (15.5)
Purchases of investments                                (6.1)    (215.6)
Sales and maturities of investments                     96.7      188.2
Acquisition of businesses, net of cash acquired       (877.7)         -
                                                   ---------  ---------

Cash flow used in investing activities                (950.2)    (156.9)
                                                   ---------  ---------

FINANCING ACTIVITIES:
Repayment of notes payable                              (2.0)         -
Issuance of debt                                       725.0          -
Repayment of debt                                      (55.3)      (2.8)
Payment of deferred financing costs                    (12.7)      (0.2)
Issuances of common stock                                8.7       47.1
Purchases of common stock                              (48.4)    (129.3)
Excess tax benefits from share-based compensation        2.4        8.0
Distribution to minority owners                         (2.4)      (1.5)
Net cash provided by discontinued operations               -        1.2
                                                   ---------  ---------

Cash flow provided by (used in) financing
 activities                                            615.3      (77.5)
                                                   ---------  ---------

Effect of exchange rate changes on cash                  3.2       (2.1)

Decrease in cash and cash equivalents                 (138.9)      (6.8)

Cash and cash equivalents, beginning of year           371.4      378.2
                                                   ---------  ---------
Cash and cash equivalents, end of period           $   232.5  $   371.4
                                                   =========  =========

                          COLLECTIVE BRANDS, INC.
  RECONCILIATION OF GAAP TO NON-GAAP CONDENSED CONSOLIDATED STATEMENT OF
                              EARNINGS (LOSS)
              FOR THE THIRTEEN WEEKS ENDED FEBRUARY 2, 2008
                                (UNAUDITED)

(Dollars and shares in millions,
 except per share data)
                                        As
                                     Reported
                                      (GAAP                      Non-GAAP
                                      Basis)   Adjustments         Basis
                                    ----------  ----------      ----------

Net sales                           $    776.8  $        -      $    776.8

Cost of sales                            562.6       (29.0)(a)       533.6

                                    ----------  ----------      ----------
Gross margin                             214.2        29.0           243.2

Selling, general and administrative
 expenses                                248.9           -           248.9

Restructuring charges                        -           -               -

                                    ----------  ----------      ----------
Operating profit (loss) from
 continuing operations                   (34.7)       29.0            (5.7)

Interest expense                          19.0           -            19.0

Interest income                           (2.8)          -            (2.8)

                                    ----------  ----------      ----------
Earnings (loss) from continuing
 operations before income
 taxes and minority interest             (50.9)       29.0           (21.9)

(Benefit) provision for income
 taxes                                    (7.8)        2.1 (b)        (5.7)

                                    ----------  ----------      ----------
Earnings (loss) from continuing
 operations before minority
 interest                                (43.1)       26.9           (16.2)

Minority interest, net of income
 taxes                                    (3.5)          -            (3.5)

                                    ----------  ----------      ----------
Net earnings (loss) from continuing
 operations                              (46.6)       26.9           (19.7)

Loss from discontinued operations,
 net of
income taxes and minority interest           -           -               -

                                    ----------  ----------      ----------
Net earnings (loss)                 $    (46.6) $     26.9      $    (19.7)
                                    ==========  ==========      ==========

Basic earnings (loss) per share:
     Earnings (loss) from
      continuing operations         $    (0.73) $     0.42      $    (0.31)
     Loss from discontinued
      operations                             -           -               -
                                    ----------  ----------      ----------
Basic earnings (loss) per share:    $    (0.73) $     0.42      $    (0.31)
                                    ==========  ==========      ==========

Diluted earnings (loss) per share
     Earnings (loss) from
      continuing operations         $    (0.73) $     0.42      $    (0.31)
     Loss from discontinued
      operations                             -           -               -
                                    ----------  ----------      ----------
Diluted earnings (loss) per share   $    (0.73) $     0.42      $    (0.31)
                                    ==========  ==========      ==========

Basic weighted average shares
 outstanding                              64.2        64.2            64.2

Diluted weighted average shares
 outstanding                              64.2        64.2            64.2

Notes to adjustments:

(a) Represents the flow through of inventory recorded at fair value
    ($23.7 pre-tax), plus incremental depreciation and amortization related to certain other assets ($5.3 pre-tax).

b)  Impact of purchase accounting expenses on the 2007 GAAP income tax provision, in excess of the impact of purchase accounting expenses on the GAAP income tax provision recorded through the third quarter of 2007.

                          COLLECTIVE BRANDS, INC.
  RECONCILIATION OF GAAP TO NON-GAAP CONDENSED CONSOLIDATED STATEMENT OF
                                 EARNINGS
                    FOR THE YEAR ENDED FEBRUARY 2, 2008
                                (UNAUDITED)

(Dollars and shares in millions,
 except per share data)
                                        As
                                     Reported
                                      (GAAP                      Non-GAAP
                                      Basis)   Adjustments         Basis
                                    ----------  ----------      ----------

Net sales                           $  3,035.4  $        -      $  3,035.4

Cost of sales                          2,044.5       (57.6)(a)     1,986.9

                                    ----------  ----------      ----------
Gross margin                             990.9        57.6         1,048.5

Selling, general and administrative
 expenses                                899.4           -           899.4

Restructuring charges                      0.2           -             0.2

                                    ----------  ----------      ----------
Operating profit from continuing
 operations                               91.3        57.6           148.9

Interest expense                          46.7           -            46.7

Interest income                          (14.4)          -           (14.4)

                                    ----------  ----------      ----------
Earnings from continuing operations
 before income taxes and minority
 interest                                 59.0        57.6           116.6

Provision for income taxes                 8.6        22.9 (b)        31.5

                                    ----------  ----------      ----------
Earnings from continuing operations
 before minority interest                 50.4        34.7            85.1

Minority interest, net of income
 taxes                                    (7.7)          -            (7.7)

                                    ----------  ----------      ----------
Net earnings from continuing
 operations                               42.7        34.7            77.4

Loss from discontinued operations,
 net of income taxes and minority
 interest                                    -           -               -

                                    ----------  ----------      ----------
Net earnings                        $     42.7  $     34.7      $     77.4
                                    ==========  ==========      ==========

Basic earnings per share:
     Earnings from continuing
      operations                    $     0.66  $     0.54      $     1.20
     Loss from discontinued
      operations                             -           -               -
                                    ----------  ----------      ----------
Basic earnings per share:           $     0.66  $     0.54      $     1.20
                                    ==========  ==========      ==========

Diluted earnings per share
     Earnings from continuing
      operations                    $     0.65  $     0.53      $     1.18
     Loss from discontinued
      operations                             -           -               -
                                    ----------  ----------      ----------
Diluted earnings per share          $     0.65  $     0.53      $     1.18
                                    ==========  ==========      ==========

Basic weighted average shares
 outstanding                              64.5        64.5            64.5

Diluted weighted average shares
 outstanding                              65.4        65.4            65.4

Notes to adjustments:

(a) Represents the flow through of inventory recorded at fair value
    ($48.7 pre-tax), plus incremental depreciation and amortization related to certain other assets ($8.9 pre-tax).

(b) Impact of purchase accounting expenses on the 2007 GAAP income tax provision.

                          COLLECTIVE BRANDS, INC.
    RECONCILIATION OF GAAP TO NON-GAAP OPERATING PROFIT FROM CONTINUING
                                OPERATIONS
                    FOR THE YEAR ENDED FEBRUARY 2, 2008
                                (UNAUDITED)

(Dollars in millions)

                                    As Reported
                                      (GAAP                      Non-GAAP
                                      Basis)    Adjustments       Basis
                                    ----------- -----------     -----------

Operating profit from continuing
 operations                         $      91.3 $     101.1(a)  $     192.4
                                    =========== ===========     ===========

Notes to adjustments:

 (a) Represents the following:
       *  The flow through of inventory recorded at fair value of $48.7 million
       *  Incremental depreciation and amortization related to certain other assets of $8.9 million
       *  Stride Rite's operating profit from continuing operations for the period from February 2007 through August 16, 2007 of
          $43.5 million, after adjusting for acquisition-related expenses.

Contact:
James Grant
(785) 559-5321